                                                                     EXHIBIT 4.9


This document was prepared by and after recording should be returned to:

James L. Marovitz
Sidley & Austin
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois  60603



                         REAL ESTATE MORTGAGE, SECURITY
                         AGREEMENT, FINANCING STATEMENT
                       AND ASSIGNMENT OF RENTS AND LEASES


                  THIS REAL ESTATE MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF RENTS AND LEASES ("Mortgage") entered into as of the ____ day of December, 2000, by METREX RESEARCH CORPORATION, a Wisconsin corporation f/k/a Metrex Acquisition Company ("Mortgagor") having its principal office at 10270 South Progress Way, Parker, Colorado 80134, in favor of ABN AMRO BANK N.V. ("Mortgagee"), having its principal office at 135 South LaSalle Street, Chicago, Illinois 60674, as contractual representative for its benefit and for the benefit of the "Holders of Secured Obligations" as defined in that certain Credit Agreement (as amended, restated, modified, supplemented or substituted from time to time, the "Credit Agreement"), dated as of November 28, 2000, by and among Ormco Corporation, a Delaware corporation ("Ormco"), Sybron Dental Management, Inc., a Delaware corporation ("SDM"), Kerr Corporation, a Delaware corporation ("Kerr"), the Subsidiary Swing Line Borrowers from time to time parties thereto (together jointly with Ormco, SDM and Kerr, the "Borrowers"), Sybron Dental Specialties, Inc., a Delaware corporation, as the Parent, The Chase Manhattan Bank, as Syndication Agent, First Union National Bank, as Documentation Agent, Beneficiary and the institutions from time to time parties thereto as Lenders. The term "Holders of Secured Obligations" shall include those who are, and those who may hereafter become, parties to the Credit Agreement in such capacity. Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

                                   WITNESSETH:

                  WHEREAS, pursuant to and upon satisfaction of the conditions set forth in the Credit Agreement, the Mortgagee and Lenders have agreed to make certain Term Loans and Revolving Loans to the Borrowers, and Mortgagee and Lenders have agreed to extend certain other financial accommodations from time to time to Borrowers, all in an aggregate principal amount not to exceed Four Hundred Fifty Million and no/100 Dollars ($450,000,000.00); and

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                  WHEREAS, Mortgagor is a Subsidiary of one of the Borrowers and
will derive direct and indirect economic benefit from the Loans and financial accommodations, and Mortgagor has executed and delivered to Mortgagee for the benefit of the Lenders and the Holders of the Secured Obligations, a certain Subsidiary Guaranty, dated as of even date herewith (as amended from time to time, the "Guaranty"), pursuant to which Mortgagor has guaranteed the payment and performance of the Obligations described in the Credit Agreement; and

                  WHEREAS, as a condition to Mortgagee and Lenders' extension of such financial accommodations to the Borrowers including, without limitation, the extension of Credit pursuant to the Credit Agreement, Mortgagee and Lenders have required that Mortgagor enter into this Mortgage and grant to Mortgagee for the benefit of the Lenders and the Holders of the Secured Obligations, the liens and security interests referred to herein to secure (i) prompt and complete payment and performance of all of Mortgagor's obligations under the Guaranty;
(ii) the payment of the principal amount of the Loans, together with interest thereon; (iii) payment of all Reimbursement Obligations; (iv) payment of the principal amount, together with interest thereon, of all present and future advances of money made by Mortgagee or Lenders to Borrowers, or any of them, including, without limitation, the reborrowing of principal previously repaid pursuant to the Credit Agreement, as well as all other Secured Obligations of Borrowers, or any of them, to Mortgagee or Holders of Secured Obligations; and
(v) other payment and performance obligations under this Mortgage (the aforesaid Secured Obligations of Borrowers, or any of them, to Mortgagee or Lenders, plus interest and other payment and performance obligations of the Mortgagor being hereinafter referred to collectively as the "Liabilities");

                  WHEREAS, the Liabilities secured hereby shall not exceed an aggregate principal amount, at any one time outstanding of Five Hundred Million and no/100 Dollars ($500,000,000.00), provided, that the foregoing limitation shall apply only to the lien upon the real property created by this Mortgage, and it shall not in any manner limit, affect or impair any grant of a security interest or other right in favor of the Mortgagee under the provisions of the Credit Agreement or under any other security agreement at any time executed by Mortgagor;

                  NOW, THEREFORE, in consideration of the premises contained herein and to secure payment of the Liabilities and in consideration of One Dollar ($1.00) in hand paid, the receipt and sufficiency whereof are hereby acknowledged, Mortgagor does hereby grant, remise, release, alien, convey, mortgage and warrant to Mortgagee, its successors and assigns, the following described real estate (the "Land") in Douglas County, Colorado, and does further grant a security interest to Mortgagee in all Mortgaged Property (as defined below) as may be secured under the Uniform Commercial Code (the "Code") in effect in the State of Colorado (the "State"):

                  See Exhibit A attached hereto and by this reference made a part hereof for the legal description of the Land which Land, together with all right, title and interest, if any, which Mortgagor may now have or hereafter acquire in and to all improvements, buildings and structures now or hereafter located thereon of every nature whatsoever, is herein called the "Premises".


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                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining said Land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (b) all hereditaments, gas, oil, minerals, and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining, (c) all water, ditch, well and reservoir rights which are appurtenant to or which have been used in connection with the Land, (d) all development rights associated with the Land, whether previously or subsequently transferred to the Land from other real property or now or hereafter susceptible of transfer from such Land to other real property, (e) any land lying between the boundaries of the Land and the center line of any adjacent street, road, avenue or alley, whether opened or proposed, (f) all other or greater rights and interests of every nature in the Mortgaged Property and in the possession or use thereof and income therefrom, whether now owned or hereafter acquired by Mortgagor and (g) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to, or of any of the rights and interests described in subparagraphs (a) through (f) above (hereinafter the "Property Rights.")

                  TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now or hereafter acquire in and to all fixtures and appurtenances of every nature whatsoever now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including, but not limited to (a) all apparatus, machinery and equipment of Mortgagor and (b) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the foregoing (the items described in the foregoing clauses (a) and (b) being the "Fixtures"). It is mutually agreed, intended and declared that the Premises and all of the Property Rights and Fixtures owned by Mortgagor (referred to collectively herein as the "Real Property") shall, so far as permitted by law, be deemed to form a part and parcel of the Land and for the purpose of this Mortgage to be real estate and covered by this Mortgage. It is also agreed that if any of the property herein mortgaged is of a nature so that a security interest therein can be perfected under the Code in effect in the State, this instrument shall constitute a security agreement, fixture filing and financing statement, and Mortgagor agrees to execute, deliver and file or refile any financing statement, continuation statement, or other instruments Mortgagee may reasonably require from time to time to perfect or renew such security interest under the Code. To the extent permitted by law, (i) all of the Fixtures are or are to become fixtures on the Land and (ii) this instrument, upon recording or registration in the real estate records of the proper office, shall constitute a "fixture-filing" within the meaning of Sections 9-313 and 9-402 of the Code. Subject to the terms and conditions of the Credit Agreement, the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the Code, by the specific statutory consequences now or hereafter enacted and specified in the Code, all at Mortgagee's sole election.


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                  TOGETHER WITH all the estate, right, title and interest of the
Mortgagor in and to (i) all judgments, insurance proceeds, awards of damages and settlements resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property or any part thereof; and (except as otherwise provided herein or in the Credit Agreement) the Mortgagee is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Credit Agreement; and (ii) all contract rights, general intangibles, actions and rights in action relating to the Real Property including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property; and (iii) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Real Property. (The rights and interests described in this paragraph shall hereinafter be called the "Intangibles".)

                  As additional security for the Liabilities secured hereby, Mortgagor (i) does hereby pledge and assign to Mortgagee from and after the date hereof (including any period of redemption), primarily and on a parity with the Real Property, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing (including all deposits of money as advance rent, for security or as earnest money or as down payment for the purchase of all or any part of the Real Property) (the "Rents") under any and all present and future leases, contracts or other agreements relative to the ownership or occupancy of all or any portion of the Real Property, and (ii) except to the extent such a transfer or assignment is not permitted by the terms thereof, does hereby transfer and assign to Mortgagee all such leases and agreements (including all Mortgagor's rights under any contracts for the sale of any portion of the Mortgaged Property and all revenues and royalties under any oil, gas and mineral leases relating to the Real Property) (the "Leases"). Mortgagee hereby grants to Mortgagor the right to collect and use the Rents as they become due and payable under the Leases, but not more than one (1) month in advance thereof, unless an Event of Default (as hereinafter defined) shall have occurred provided that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Mortgagor, and any such subsequent assignment shall be subject to the rights of the Mortgagee under this Mortgage. Mortgagor further agrees to execute and deliver such assignments of leases or assignments of land sale contracts as Mortgagee may from time to time request. In the event of an Event of Default (1) the Mortgagor agrees, upon demand, to deliver to the Mortgagee all of the Leases with such additional assignments thereof as the Mortgagee may request and agrees that the Mortgagee may assume the management of the Real Property and collect the Rents, applying the same upon the Liabilities in the manner provided in the Credit Agreement, and (2) the Mortgagor hereby authorizes and directs all tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Real Property to pay the Rents due under the Leases to the Mortgagee upon request of the Mortgagee. Mortgagor hereby appoints Mortgagee as its true and lawful attorney in fact to manage said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property, giving and granting unto said Mortgagee and unto its agent or attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be


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done in the protection of the security hereby conveyed; provided, however, that
(i) this power of attorney and assignment of rents shall not be construed as an obligation upon said Mortgagee to make or cause to be made any repairs that may be needful or necessary and (ii) Mortgagee agrees that until such Event of Default as aforesaid, Mortgagee shall permit Mortgagor to perform the aforementioned management responsibilities. Upon Mortgagee's receipt of the Rents, at Mortgagee's option, it may use the proceeds of the Rents to pay: (1) reasonable charges for collection thereof, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of rents, (2) general and special taxes, insurance premiums, and
(3) any or all of the Liabilities pursuant to the provisions of the Credit Agreement. This power of attorney and assignment of rents shall be irrevocable until this Mortgage shall have been satisfied and released of record and the releasing of this Mortgage shall act as a revocation of this power of attorney and assignment of rents. Mortgagee shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with the provisions of the Credit Agreement.

                  All of the property described above, and each item of property therein described, not limited to but including the Land, the Premises, the Property Rights, the Fixtures, the Real Property, the Intangibles, the Rents and the Leases, is herein referred to as the "Mortgaged Property."

                  Nothing herein contained shall be construed as constituting the Mortgagee a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Mortgagee. Nothing contained in this Mortgage shall be construed as imposing on Mortgagee any of the obligations of the lessor under any Lease of the Mortgaged Property in the absence of an explicit assumption thereof by Mortgagee. In the exercise of the powers herein granted the Mortgagee, except as provided in the Credit Agreement, no liability shall be asserted or enforced against the Mortgagee, all such liability being expressly waived and released by Mortgagor.

                  TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed or assigned, or intended so to be, unto Mortgagee, its beneficiaries, successors and assigns, forever for the uses and purposes herein set forth. Mortgagor hereby releases and waives all rights under and by virtue of the Homestead Exemption Laws, if any, of the State and Mortgagor hereby covenants, represents and warrants that, at the time of the ensealing and delivery of these presents, Mortgagor is well seised of the Mortgaged Property in fee simple and with lawful authority to sell, assign, convey and mortgage the Mortgaged Property, and that the title to the Mortgaged Property is free and clear of all encumbrances, except as described on Exhibit B attached hereto and made a part hereof, and that, except for the encumbrances set forth on Exhibit B, Mortgagor will forever defend the same against all lawful claims.

                  The following provisions shall also constitute an integral part of this Mortgage:



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                  1. Payment of Taxes on the Mortgage. Without limiting any of the provisions of the Credit Agreement, Mortgagor agrees that, if the United States or any department, agency or bureau thereof or if the State or any of its subdivisions having jurisdiction shall at any time require documentary stamps to be affixed to the Mortgage or shall levy, assess, or charge any tax, assessment or imposition upon this Mortgage or the credit or indebtedness secured hereby or the interest of Mortgagee in the Premises or upon Mortgagee by reason of or as holder of any of the foregoing, then, Mortgagor shall pay for such documentary stamps in the required amount and deliver them to Mortgagee or pay (or reimburse Mortgagee for) such taxes, assessments or impositions. Mortgagor agrees to exhibit to Mortgagee, at least annually and at any time upon request, official receipts showing payment of all taxes, assessments and charges which Mortgagor is required or elects to pay hereunder. Mortgagor agrees to indemnify Mortgagee against liability on account of such documentary stamps, taxes, assessments or impositions, whether such liability arises before or after payment of the Liabilities and regardless of whether this Mortgage shall have been released.

                  2. Leases Affecting the Real Property. Mortgagor agrees faithfully to perform all of its obligations under all present and future Leases at any time assigned to Mortgagee as additional security, and to refrain from any action or inaction which would result in termination of any such Leases or in the diminution of the value thereof or of the Rents due thereunder. All future lessees under any Lease made after the date of recording of this Mortgage shall, at Mortgagee's option and without any further documentation, attorn to Mortgagee as lessor if for any reason Mortgagee becomes lessor thereunder, and, upon demand, pay rent to Mortgagee, and Mortgagee shall not be responsible under such Lease for matters arising prior to Mortgagee becoming lessor thereunder.

                  3. Use of the Real Property. Mortgagor agrees that it shall not permit the public to use the Real Property in any manner that might tend, in Mortgagee's reasonable judgment, to impair Mortgagor's title to such property or any portion thereof, or to make possible any claim or claims of easement by prescription or of implied dedication to public use. Mortgagor shall not use or permit the use of any part of the Real Property for an illegal purpose, including, without limitation, the violation of any applicable environmental laws, statutes, codes, regulations or practices.

                  4. Indemnification. Without limiting any indemnification Mortgagor has granted in the Credit Agreement, Mortgagor agrees to indemnify and hold harmless Mortgagee from and against any and all losses, suits, obligations, fines, damages, judgments, penalties, claims, charges, costs and expenses (including reasonable attorneys' and paralegals' fees, court costs and disbursements) (collectively "Claims") which may be imposed on, incurred or paid by or asserted against the Real Property by reason or on account of, or in connection with (i) the construction, reconstruction or alteration of the Real Property, (ii) any negligence or misconduct of Mortgagor, any lessee of the Real Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, (iii) any accident, injury, death or damage to any person or property occurring in, on or about the Real Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (iv) any other transaction arising out of or in any way connected with the Mortgaged Property.


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                  5. Insurance. Mortgagor shall, at its sole expense, obtain for, deliver to, assign and maintain for the benefit of Mortgagee, until the Liabilities are paid in full, insurance policies as specified in the Credit Agreement. In the event of a casualty loss, the net insurance proceeds from such insurance policies shall be paid and applied as specified in the Credit Agreement.

                  6. Condemnation Awards. Mortgagor hereby assigns to Mortgagee, as additional security, all awards of damage resulting from condemnation proceedings or the taking of or injury to the Real Property for public use, and Mortgagor agrees that the proceeds of all such awards shall be paid and applied as specified in the Credit Agreement.

                  7. Remedies of Mortgagee. Subject to the provisions of the Credit Agreement, upon the occurrence of a Default under the terms of the Credit Agreement ("Event of Default"), or Mortgagor's failure to comply with any of the covenants hereinafter set forth in Paragraph 23, in addition to any rights and remedies provided for in the Credit Agreement, and to the extent permitted by applicable law, the following provisions shall apply:

                  (a) Acceleration. All Liabilities shall, at the option of Mortgagee, become immediately due and payable without presentment, demand or further notice.

                  (b) Mortgagee's Power of Enforcement. It shall be lawful for Mortgagee to (i) immediately sell the Mortgaged Property either in whole or in separate parcels, as prescribed by the State law, under power of sale, which power is hereby granted to Mortgagee to the full extent permitted by the State law, and thereupon, to make and execute to any purchaser(s) thereof deeds of conveyance pursuant to applicable law or (ii) immediately foreclose this Mortgage by judicial action. The court in which any proceeding is pending for the purpose of foreclosure of this Mortgage, or any other court of competent jurisdiction, may, at once or at any time thereafter, either before or after sale, without notice and without requiring bond, and without regard to the solvency or insolvency of any person liable for payment of the Liabilities secured hereby, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, appoint a receiver (the provisions for the appointment of a receiver and assignment of rents being an express condition upon which the Loan, hereby secured is made) for the benefit of Mortgagee, with power to collect the Rents, due and to become due, during such foreclosure suit and the full statutory period of redemption notwithstanding any redemption. The receiver, out of the Rents when collected, may pay costs incurred in the management and operation of the Real Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any necessary repairs to the Real Property, and may pay all or any part of the Liabilities or other sums secured hereby or any deficiency decree entered in such foreclosure proceedings. Upon or at any time after the filing of a suit to foreclose this Mortgage, the court in which such suit is filed shall have full power to enter an order placing Mortgagee in possession of the Real Property with the same power granted to a receiver pursuant to this subparagraph and with all other rights and privileges of a mortgagee-in-possession under applicable law.

                  (c) Mortgagee's Right to Enter and Take Possession, Operate and Apply Income. Mortgagee shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, forcibly or otherwise, to enter upon and take possession of the Real


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Property, expel and remove any persons, goods, or chattels occupying or upon the same, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable attorneys' fees and expenses, and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Real Property, distribute and apply the remaining net income in accordance with the terms of the Credit Agreement or upon any deficiency decree entered in any foreclosure proceedings.

                  8. Application of the Rents or Proceeds from Foreclosure or Sale. In any foreclosure of this Mortgage by judicial action, or any sale of the Mortgaged Property by advertisement, in addition to any of the terms and provisions of the Credit Agreement and the Guaranty, there shall be allowed (and included in the decree for sale in the event of a foreclosure by judicial action) to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

                  (a) Liabilities. All of the Liabilities and other sums secured hereby which then remain unpaid; and

                  (b) Other Advances. All other items advanced or paid by Mortgagee pursuant to this Mortgage; and

                  (c) Costs, Fees and Other Expenses. All court costs, reasonable attorneys' and paralegals' fees and expenses, appraiser's fees, advertising costs, filing fees and transfer taxes, notice expenses, expenditures for documentary and expert evidence, stenographer's charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, Torrens certificates and similar data with respect to title which Mortgagee in the reasonable exercise of its judgment may deem necessary. All such expenses shall become additional Liabilities secured hereby when paid or incurred by Mortgagee in connection with any proceedings, including but not limited to probate and bankruptcy proceedings, to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale by advertisement. The proceeds of any sale (whether through a foreclosure proceeding or Mortgagee's exercise of the power of sale) shall be distributed and applied in accordance with the terms of the Credit Agreement.

                  9. Cumulative Remedies; Delay or Omission Not a Waiver. Each remedy or right of Mortgagee shall not be exclusive of but shall be in addition to every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or acquiescence therein, nor shall it affect any subsequent Event of Default of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by Mortgagee.

                  10. Mortgagee's Remedies against Multiple Parcels. If more than one property, lot or parcel is covered by this Mortgage, and if this Mortgage is foreclosed upon, or judgment is entered


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upon any Liabilities secured hereby, or if Mortgagee exercises its power of sale, execution may be made upon or Mortgagee may exercise its power of sale against any one or more of the properties, lots or parcels and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or sales by advertisement may likewise be conducted separately or concurrently, in each case at Mortgagee's election.

                  11. No Merger. In the event of a foreclosure of this Mortgage or any other mortgage or deed of trust securing the Liabilities, the Liabilities then due the Mortgagee shall not be merged into any decree of foreclosure entered by the court, and Mortgagee may concurrently or subsequently seek to foreclose one or more mortgages or deeds of trust which also secure said Liabilities.

                  12. Notices. All notices and other communications provided to any party hereto under this Deed shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

                  if to Mortgagor:

                           Metrex Research Corporation
                           c/o Sybron Dental Management, Inc.
                           1717 West Collins Avenue
                           Orange, California 92867
                           Attention: Treasurer/Vice President-Finance
                           Telecopy No.:  714/516-7696

                  with a copy to:

                           Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202-4497
                           Attention:  David L. Bourne
                           Telecopy No.:  414/271-3552

                  if to Mortgagee:

                           ABN AMRO BANK N.V.
                           135 South LaSalle Street
                           Suite 625
                           Chicago, Illinois 60674-9135
                           Attention:  Wendy A. Eckelkamp
                           Telecopy No.:  312/606-8425

                  with a copy to:

                           Sidley & Austin
                           Bank One Plaza
                           10 South Dearborn Street
                           Chicago, Illinois  60603
                           Attn: Sara E. Bartlett
                           Telecopy No.: 312/853-7036



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

                  13. Extension of Payments. Mortgagor agrees that, without affecting the liability of any person for payment of the Liabilities secured hereby or affecting the lien of this Mortgage upon the Mortgaged Property or any part thereof (other than persons or property explicitly released as a result of the exercise by Mortgagee of its rights and privileges hereunder), Mortgagee may at any time and from time to time, on request of the Mortgagor, without notice to any person liable for payment of any Liabilities secured hereby, but otherwise subject to the provisions of the Credit Agreement, extend the time, or agree to alter or amend the terms of payment of such Liabilities. Mortgagor further agrees that any part of the security herein described may be released with or without consideration without affecting the remainder of the Liabilities or the remainder of the security.

                  14. Governing Law. Mortgagor agrees that this Mortgage is to be construed, governed and enforced in accordance with the laws of the State. Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage.

                  15. Satisfaction of Mortgage. Upon full payment of all the Liabilities, at the time and in the manner provided in the Credit Agreement, or upon satisfaction of the conditions set forth in the Credit Agreement for release of the Mortgaged Property from this Mortgage, this conveyance or lien shall be null and void and, upon demand therefor following such payment or satisfaction of the conditions set forth in the Credit Agreement, a satisfaction of mortgage or reconveyance of the Mortgaged Property shall promptly be provided by Mortgagee to Mortgagor.

                  16. Successors and Assigns Included in Parties. This Mortgage shall be binding upon the Mortgagor and upon the successors, assigns and vendees of the Mortgagor and shall inure to the benefit of the Mortgagee's successors and assigns; all references herein to the Mortgagor and to the Mortgagee shall be deemed to include their successors and assigns. Mortgagor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Mortgagor. Wherever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

                  17. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees, to the full extent permitted by law, that at all times following an Event of Default, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat, and Mortgagor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshaled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. To the full extent permitted by law, Mortgagor hereby waives any and all statutory or other rights of redemption from sale under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person, acquiring any interest in or title to the Mortgaged Property subsequent to the date hereof.

                  18. Interpretation with Other Documents. Notwithstanding anything in this Mortgage to the contrary, in the event of a conflict or inconsistency between the Mortgage and the Credit Agreement, the provisions of the Credit Agreement shall govern, excepting, however, the governing law provisions of this Mortgage to the extent such governing law provisions conflict with those set forth in the Credit Agreement..

                  19. Future Advances. The parties hereto intend that, in addition to any other debt or obligation secured hereby, this Mortgage shall secure unpaid balances of the Loans and other such extensions of credit made after this Mortgage is delivered to the Office of the Clerk and Recorder of Douglas County, Colorado, whether made pursuant to an obligation of Mortgagee or otherwise. Such Liabilities and other extensions of credit may or may not be evidenced by notes executed pursuant to the Credit Agreement. All future advances will have the same priority as the original advance.

                  20. Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in this Mortgage shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or in the Credit Agreement shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Mortgage is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

                  21. Changes. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by Mortgagor and Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance.

                  22. Final Payment. The last payment of the Loans secured by this Mortgage is November 28, 2007 unless accelerated as provided in the Credit Agreement.

                  23. Additional Covenants. In addition to all other covenants and agreements in this Mortgage, Mortgagor covenants and agrees as follows:

                  (a) To pay all principal, interest and other sums payable on account of the Liabilities when due, as provided in the Credit Agreement.

                  (b) To perform all of Mortgagor's obligations hereunder and under the Credit Agreement.

                  (c) To perform all of Mortgagor's obligations under the Guaranty.

                  (d) To pay all taxes, assessments and other governmental charges as provides in the Credit Agreement.

                  (e) To perform and comply with all covenants, conditions and prohibitions required or Mortgagor in connection with any other encumbrances affecting the Mortgaged Property.

                  (f) To maintain the Mortgaged Property in good condition and repair and not commit or permit any waste with respect to the Mortgaged Property and cause or permit any improvement on the Land to be removed, demolished or materially altered, except as permitted in the Credit Agreement.

                  (g) To keep the Mortgaged Property free and clear of all liens and claims of liens by contractors, subcontractors, mechanics, laborers, materialmen and other such persons as provided in the Credit Agreement.

                  (h) Not to convey, lease or otherwise transfer, either voluntary or involuntarily, the Mortgaged Property or any part thereof or interest therein, except as permitted in the Credit Agreement.

                  (i) Not to create nor permit any prior lien or encumbrance against the Mortgaged Property except as permitted in the Credit Agreement.

                  (j) To permit Mortgagee and any personal authorized by Mortgagee to enter and inspect the Mortgaged Property at all reasonable times.

                  (k) Not to initiate, join in or consent to any change in zoning ordinance or classification, any change in the "zone lot" or "zone lots" (or similar zoning unit or units) presently affecting the Mortgaged Property, any transfer or development rights, any change in any private restrictive covenant, or any change in any other public or private restriction limiting or defining the uses which may be made of the Mortgaged Property or any part thereof, or cause or permit any discontinuance or abandonment of a permitted nonconforming use under the applicable zoning laws without the written consent of Mortgagee, except as otherwise provided in the Credit Agreement.

                  24. Time of Essence. Time is of the essence with respect to the provisions of this Mortgage.

                  25. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Mortgage. In the event an ambiguity or question of intent or interpretation arises, this Mortgage shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Mortgage.

                  IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written by the person or persons authorized to execute such mortgage on behalf of Mortgagor (and said persons hereby represent that they possess full power and authority to execute this instrument).

                  THE MORTGAGOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS MORTGAGE.

                                      MORTGAGOR:


                                      METREX RESEARCH CORPORATION
                                      a Wisconsin corporation



                                      By
                                        -------------------------
                                      Type or Print
                                      Name:
                                           ----------------------
                                      Its
                                         ------------------------

STATE OF _________ )
                   ) SS
COUNTY OF ________ )



                  The foregoing instrument was acknowledged before me this _____ day of December, 2000 by ___________________ as ___________ President of Metrex
Research Corporation, a Wisconsin corporation.

                  WITNESS my hand and official seal this _____day of _______________, 2000




                                       ----------------------------------
                                       Notary Public


                                       My commission expires:

                                       ----------------------



[SEAL]

                                    EXHIBIT A

                          Legal Description of the Land

                                    EXHIBIT B

                          Permitted Exceptions to Title

                  Those title exceptions listed on title commitment KC47672BOO, dated December _____, 2000, issued by First American Heritage Title Co. for the property described on Exhibit a hereto.